Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

NETSMART TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3680154
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

3500 Sunrise Highway, great River, New York	11739
(Address of principal executive offices)	(Zip Code)

NETSMART TECHNOLOGIES, INC.
2001 LONG-TERM INCENTIVE PLAN, AS AMENDED
(Full Title of the Plan)

James Conway, Chief Executive Officer
Netsmart Technologies, Inc.
3500 Sunrise Highway
Great River, New York 11739
(Name and address of agent for service)

(631) 968-2000
(Telephone number, including area code, of agent for service)

copy to:
Nancy D. Lieberman, Esq.
Kramer, Coleman, Wactlar & Lieberman, P.C.
100 Jericho Quadrangle
Jericho, New York 11753
(516) 822-4820

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To be Registered	Amount to be Registered (2)	Proposed Minimum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $.01 per share	400,000 shs. (3)	$9.85	$3,490,000	$421.58
(1)	Calculated in accordance with Rule 457(g) under the Securities Act.
(2)	The Registration Statement also covers an indeterminate number of additional shares of Common Stock which may become issuable pursuant to anti-dilution and adjustment provisions of the plan.
(3)	Represents additional shares of common stock issuable under the Netsmart Technologies, Inc. 2001 Long-Term Incentive Plan, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) registers issuances of 400,000 shares of common stock, par value $.01 per share, of Netsmart Technologies, Inc. upon the exercise of options previously granted under the 2001 Long-Term Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral requests, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible plan participants pursuant to Rule 428(b) of the Securities Act or additional information about the terms of the stock options granted under the 2001 Long-Term Incentive Plan are available without charge by contacting:

Anthony Grisanti
Executive Vice President
Netsmart Technologies, Inc.
3500 Sunrise Highway
Great River, NY 11739
631-968-2000

This Registration Statement also includes a reoffer prospectus that has been prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used for reofferings and resales on a continuous or delayed basis of 187,208 shares of common stock that are issuable upon the exercise of options granted to the selling securityholders named herein under the 2001 Long-Term Incentive Plan.

REOFFER PROSPECTUS
NETSMART TECHNOLOGIES, INC.

187,208 Shares of Common Stock

This prospectus relates to the disposition, from time to time, of up to 187,208 shares of our common stock by the holders of these shares named in this reoffer prospectus, who may be deemed to be our “affiliates.”

The shares may be offered directly, through agents on behalf of the selling securityholders and their transferees, or through underwriters or dealers.

We will not receive any of the proceeds from the sale of the shares. We will receive the exercise price upon exercise of the options. We have agreed to bear the expenses in connection with the registration and sale of the shares, except for selling commissions.

The selling securityholders and any agents or broker-dealers that participate with the selling securityholders in the distribution of the shares may be considered “underwriters” within the meaning of the Securities Act of 1933, as amended, and, in that event, any commissions received by them and any profit on the resale of the shares may be considered underwriting commissions or discounts under the Securities Act.

Our common stock is currently traded on the NASDAQ SmallCap Market under the symbol “NTST.” On March 31, 2006, the closing price for our common stock, as reported by NASDAQ, was $13.86 per share.

The securities offered in this prospectus involve a high degree of risk.
You should carefully read and consider the “Risk Factors,” commencing on
Page 3, for information that should be considered in determining whether to purchase any of the securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this reoffer prospectus is April 6, 2006

TABLE OF CONTENTS

Risk Factors	3
Forward-looking Statements	6
Use of Proceeds	6
Price Range of Our Common Stock	7
Dividend Policy	7
Selling Securityholders	7
Plan of Distribution	10
Experts	10
Legal Matters	10
Pro Forma Financial Information	11
Where You Can Find More Information	16

As used in this reoffer prospectus, the terms “we,” “us,” “our,” and “Netsmart” mean Netsmart Technologies, Inc. and its subsidiaries, unless otherwise specified.

We are incorporated under the laws of the state of Delaware. Our executive offices are located at 3500 Sunrise Highway, Great River, New York 11739 and our telephone number is (631) 968-2000.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS REOFFER PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

THESE SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS REOFFER PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENTS.

RISK FACTORS

The securities offered in this reoffer prospectus are speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase any of the securities. Prior to making an investment decision, you should carefully read this prospectus and consider, along with other matters referred to herein, the following risk factors.

Because we are particularly dependent upon government contracts, any decrease in funding for entitlement programs could result in decreased revenue.

We market our health information systems principally to behavioral health facilities, many of which are operated by state and local government entities and include entitlement programs. During 2005, 2004 and 2003, we generated 44%, 49% and 57%, respectively, of our revenue from contracts that are directly or indirectly with government agencies. Government agencies generally have the right to cancel certain contracts at their convenience. Our ability to generate business from government agencies is affected by funding for entitlement programs, and our revenue would decline if state agencies reduce this funding.

Changes in government regulation of the health care industry may adversely affect our revenue, operating expenses and profitability.

Our business is based on providing systems for behavioral and public health organizations in both the public and private sectors. The federal and state governments have adopted numerous regulations relating to the health care industry, including regulations relating to the payments to health care providers for various services, and our systems are designed to provide information based on these requirements. The adoption of new regulations can have a significant effect upon the operations of health care providers, particularly those operated by state agencies. Furthermore, changes in regulations in the health care field may force us to modify our health information systems to meet any new record-keeping or other requirements and may impose added costs on our business. If that happens, we may not be able to generate revenues sufficient to cover the costs of developing the modifications. In addition, any failure of our systems to comply with new or amended regulations could result in reductions in our revenue and profitability.

If we are not able to take advantage of technological advances, we may not be able to remain competitive and our revenue may decline.

Our customers require software which enables them to store, retrieve and process very large quantities of data and to provide them with instantaneous communications among the various data bases. Our business requires us to take advantage of recent advances in software, computer and communications technology. This technology has been developing at rapid rates in recent years, and our future may be dependent upon our ability to use and develop or obtain rights to products utilizing such technology. New technology may develop in a manner which may make our software obsolete. Our inability to use or develop new technology would have a significant adverse effect upon our business.

We may have difficulty competing with larger companies that offer similar services, which may result in decreased revenue.

Our customers in the human services market include entitlement programs, managed care organizations and specialty care facilities which have a need for access to information over a distributed data network. Each of the software industry, in general, and the health information software business in particular, is highly competitive. Other companies have the staff and resources to develop competitive systems. We may not be able to compete successfully with such competitors. The health information systems business is served by a number of major companies and a larger number of smaller companies. We believe that price competition is a significant factor in our ability to market our health information systems and services, and our inability to offer competitive pricing may impair our ability to market our systems and services.

If we are unable to protect our intellectual property, our competitors may gain access to our technology, which could harm our ability to successfully compete in our market.

We have no patent protection for our proprietary software. We rely on copyright protection for our software and non-disclosure and secrecy agreements with employees and third parties to whom we disclose information. This protection does not prevent our competitors from independently developing products similar or superior to our products and technologies. To further develop our services or products, we may need to acquire licenses for intellectual property. These licenses may not be available on commercially reasonable terms, if at all. Our failure to protect our proprietary technology or to obtain appropriate licenses could have a material adverse effect on our business, operating results or financial condition. Since our business is dependent upon our proprietary products, the unauthorized use or disclosure of this information could harm our business.

We cannot guarantee that in the future, third parties will not claim that we infringed their intellectual property. Asserting our rights or defending against third party claims could involve substantial costs and diversion of resources, which could materially and adversely affect our financial condition.

Government programs may suggest or mandate initiatives that could impact our ability to sell our products.

A major initiative being pushed by President Bush and the Department of Health and Human Services is the National Electronic Health Record. The federal government is promoting this platform and technology which is based on supplying “freeware” to any agency who desires; however, support is not supplied. This initiative competes with the private for profit Health Information Systems vendor community and could adversely affect our ability to sell our products and our financial results.

The covenants in our loan agreement restrict our financial and operational flexibility, including our ability to complete additional acquisitions, invest in new business opportunities, pay down certain indebtedness or declare dividends.

Our term loan agreement contains covenants that restrict, among other things, our ability to borrow money, make particular types of investments, including investments in our subsidiaries, make other restricted payments, swap or sell assets, merge or consolidate, or make acquisitions. An event of default under our loan agreement could allow our lender to declare all amounts outstanding to be immediately due and payable. We have pledged substantially all of our consolidated assets to secure the debt under our loan agreement. If the amounts outstanding under the loan agreement were accelerated, the lender could proceed against those consolidated assets. Any event of default, therefore, could have a material adverse effect on our business. The loan agreement also requires us to maintain specified financial ratios. Our ability to meet these financial ratios can be affected by events beyond our control, and we cannot assure you that we will continue to meet those ratios. We also may incur future debt obligations that might subject us to restrictive covenants that could affect our financial and operational flexibility or subject us to other events of default.

We have only paid one cash dividend after getting our lender’s consent and we do not anticipate paying any further cash dividends on our common stock in the foreseeable future. We presently intend to retain future earnings, if any, in order to provide funds for use in the operation and expansion of our business. Consequently, investors cannot rely on the payment of dividends to increase the value of their investment in us. In addition, our loan agreement prohibits us from paying cash dividends without the prior consent of the lender.

Our growth may be limited if we cannot make acquisitions.

A part of our business strategy is to acquire other businesses that are related to our current business. These acquisitions may be made with cash or securities or a combination of cash and securities. To the extent that we require cash, we may have to borrow the funds or issue equity, which could dilute our earnings or the book value per share of our common stock. Our stock price may adversely affect our ability to make acquisitions for equity or to raise funds for acquisitions through the issuance of equity securities. If we fail to make any acquisitions, our future growth may be limited. As of the date hereof, we do not have any agreement or understanding, either formal or informal, as to any acquisition.

We may be unable to effectively integrate CMHC Systems, Inc. or any other acquisitions, which may disrupt or have a negative impact on our business.

In September 2005, we consummated a merger with CMHC Systems, Inc., pursuant to which CMHC has become our wholly-owned subsidiary. We may have difficulty integrating CMHC’s personnel and operations with our own and we may have the same difficulty with any other acquisitions we may make. In addition, the key personnel of any acquired business may not be willing to work for us, and its officers may exercise their rights to terminate their employment with us. We cannot predict the effect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses.

Because we are dependent on our management, the loss of key executive officers could disrupt our business and our financial performance could suffer.

Our business is largely dependent upon our senior executive officers, Messrs. James L. Conway, our chief executive officer and Anthony F. Grisanti, our chief financial officer. Although we have employment agreements with these officers, the employment agreements do not guarantee that those officers will continue as our employees, and each of those officers has the right to terminate his employment on 90 days notice. Our agreements with Messrs. Conway and Grisanti are scheduled to expire on December 31, 2006. Our business may be adversely affected if any key management personnel or other key employees left our employ.

The employment contracts with our executive officers and provisions of Delaware law may deter or prevent a takeover attempt and may reduce the price investors might be willing to pay for our common stock.

The employment contracts between us and each of James Conway and Anthony Grisanti provide that in the event there is a change in control of our company, the employee has the option to terminate his employment agreement. Upon such termination, each of Messrs. Conway and Grisanti has the right to receive a lump sum payment equal to his compensation for a 48 month period.

In addition, Delaware law restricts business combinations with stockholders who acquire 15% or more of a company’s common stock without the consent of the company’s board of directors.

These provisions could deter or prevent a takeover attempt and may also reduce the price that investors might be willing to pay in the future for shares of our common stock.

Any issuance of preferred stock may adversely effect the voting power and equity interest of our common stock.

Our certificate of incorporation gives our board of directors the right to create new series of preferred stock. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of our common stock. The preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any shares of preferred stock or to create any series of preferred stock, we may issue such shares in the future. If we issue preferred stock in a manner which dilutes the voting rights of the holders of our common stock, our listing on The Nasdaq SmallCap Market may be impaired.

Shares may be issued pursuant to options and warrants which may adversely affect the market price of our common stock.

We may issue stock upon the exercise of options to purchase shares of our common stock pursuant to our long term incentive plans, under which options to purchase 935,047 shares were outstanding at March 31, 2006 and upon the exercise of 147,003 warrants. The exercise of these options and warrants and the sale of the underlying shares of common stock may have an adverse effect upon the price of our common stock.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described in this prospectus under "Risk Factors," and those described under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, government regulations and requirements, pricing and development difficulties, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect unanticipated events or circumstances after the date of this prospectus.

USE OF PROCEEDS

The proceeds from the sale of the shares by the selling securityholders will belong to the individual selling securityholder. We will not receive any of the proceeds from the sale of the shares. We will, however, receive the exercise price of the options upon their exercise. We cannot assure you that any options will be exercised. We expect to utilize any amounts that we receive upon the exercise of the options for new product development, sales and marketing expenditures, potential acquisitions and general corporate purposes. Our management will have broad discretion to determine the use of any proceeds.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on The Nasdaq SmallCap Market under the symbol NTST. Set forth below is the reported high and low sales prices of our common stock for each quarterly period set forth below:

Quarter Ended	High	Low

March 31, 2006	$13.86	$10.48

December 31, 2005	15.00	12.17
September 30, 2005	12.50	8.94
June 30, 2005	9.74	8.50
March 31, 2005	10.27	8.28

December 31, 2004	9.25	7.30
September 30, 2004	10.00	6.07
June 30, 2004	13.85	7.11
March 31, 2004	18.70	11.49

December 31, 2003	19.85	8.45
September 30, 2003	10.90	5.15
June 30, 2003	5.53	4.00
March 31, 2003	6.00	3.53

As of March 1, 2006, there were approximately 2,900 beneficial owners of our common stock. The closing price of our common stock was $13.86 per share on March 31, 2006. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

DIVIDEND POLICY

In July 2003, with our lender’s consent, we paid a one-time cash dividend of $.10 per share. We do not anticipate paying additional cash dividends on our common stock in the foreseeable future. We intend to retain any future earnings for the development and expansion of our business and for acquisitions. In addition, we are a party to a loan agreement which prohibits us from paying cash dividends without the prior consent of our lender.

SELLING SECURITYHOLDERS

The common stock to which this reoffer prospectus relates is issuable upon the exercise of options granted under the 2001 Plan and is being registered for reoffers and resales by the selling securityholders who may acquire these shares upon the exercise of those options. The selling securityholders may sell all, some or none of the common stock. Therefore, no estimate can be made of the aggregate number of shares that are to be offered by this reoffer prospectus or that will be owned for the direct or indirect account of each selling securityholder upon completion of the offering to which this reoffer prospectus relates. The selling securityholders may offer the common stock for sale from time to time. See “Plan of Distribution.” The inclusion in the table of the individuals named below will not be deemed to be an admission that any of these individuals are our affiliates.

Participants under the 2001 Plan, who are deemed to be our “affiliates” who acquire common stock under the 2001 plan may be added to the selling securityholders listed below from time to time by use of a reoffer prospectus supplement filed pursuant to Rule 424(b) under the Securities Act.

In addition, certain unnamed non-affiliates of ours may use the reoffer prospectus for reoffers and resales of the shares of common stock registered pursuant to the Registration Statement of which the reoffer prospectus is a part, provided that these non-affiliates hold less than one percent of the shares issuable under the 2001 Plan.

The following table provides the names, the relationship with us within the past 3 years and beneficial ownership of, and the number of shares of common stock which may be sold by, each selling securityholder.

Name(1)	Relationship with us within past 3 years	Total Amount Owned	Amount to be Offered for the Selling Securityholders’ Account	Amount and nature of beneficial ownership of common stock after sale of the securities
				Number (2)	Percent (3)
James L. Conway	Chief Executive Officer and Director	248,848 (4)	100,000	148,848	2.2%
Anthony F. Grisanti	Vice President	204,815 (5)	45,000	159,815	2.4%
Gerald Koop	President and Director	204,883 (6)	25,000	179,883	2.7%
John Gallagher	Director	30,000 (7)	5,427	24,573	*
Francis Calcagno	Director	22,000 (8)	3,927	18,073	*
Joseph Sicinski	Director	37,000 (9)	3,927	33,073	*
Yacov Shamash	Director	12,000 (10)	3,927	8,073	*

*	Represents less than 1%.

(1)
The address of each of the selling shareholders is c/o Netsmart Technologies, Inc., 3500 Sunrise Highway, Great River, NY 11739. Each selling shareholder listed herein shall include any donee, pledge, transferee, or other successors in interest that receives shares of common stock or options from the selling stockholder as a gift, distribution or in other non-sale transfers, from time to time.

(2)
Assuming the sale of all shares registered for the account of the selling shareholders whether or not exercisable within 60 days of the date of this reoffer prospectus. The selling shareholders may sell all, some or no portion of the common stock registered hereunder.

(3)
Common stock deemed to be beneficially owned by virtue of the right of any person to acquire these shares whether or not exercisable within 60 days of the date of this reoffer prospectus is treated as outstanding only for purposes of determining the percent owned by such person.

(4)	Includes 142,500 shares of common stock underlying options exercisable within 60 days.
(5)	Includes 100,000 shares of common stock underlying options exercisable within 60 days.
(6)	Includes 65,000 shares of common stock underlying options exercisable within 60 days.
(7)	Includes 20,000 shares of common stock underlying options exercisable within 60 days.
(8)	Consists of 22,000 shares of common stock underlying options exercisable within 60 days.
(9)	Includes 12,000 shares of common stock underlying options exercisable within 60 days.
(10)	Consists of 12,000 shares of common stock underlying options exercisable within 60 days.

PLAN OF DISTRIBUTION

Our shares are traded on the Nasdaq SmallCap Market under the symbol “NTST.” On behalf of the selling securityholders, we are registering the shares of common stock issued or issuable to the selling securityholders. The distribution of the shares by the selling securityholders is not subject to any underwriting agreement. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

o
transactions on The Nasdaq Stock Market or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the warrants and our preferred stock and common stock may be listed or quoted at the time of sale;

o	in the over-the-counter market;
o	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;
o	by pledge to secure or in payment of debt and other obligations; or
o	through a combination of any of the above transactions.

The selling securityholders and their respective successors, including their transferees, pledgees or donees or their successors, may sell common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the issued and outstanding shares of common stock or the shares of stock issuable upon exercise of warrants may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling securityholders on the resales of the securities may be deemed to be underwriting commissions or discounts under the Securities Act.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The shares are not being offered in any jurisdiction where the offer is not permitted.

EXPERTS

The consolidated financial statements of Netsmart Technologies, Inc., and subsidiaries appearing in our company’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Marcum & Kliegman LLP, our independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon reports given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of CMHC Systems, Inc. and subsidiary as of March 31, 2005 and 2004, and for the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report contains an explanatory paragraph that states that the company’s consolidated balance sheet as of March 31, 2004 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended have been restated.

The reviewed financial statements and schedules of CMHC Systems, Inc. and subsidiary as of June 30, 2005 and 2004, and for the three month periods then ended, have been incorporated by reference herein in reliance upon the report of SS&G Financial Services, Inc. (formerly Saltz, Shamis & Goldfarb, Inc.), independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and review services.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Kramer, Coleman, Wactlar & Lieberman, P.C., Jericho, New York.

PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated statement of operations reflects the results of operations of Netsmart Technologies, Inc. (“Netsmart”) for the twelve months ended December 31, 2005 and for CMHC Systems, Inc. (“CMHC”) for the nine months ended September 30, 2005, as if the merger of CMHC with a subsidiary of Netsmart occurred at the beginning of the period. The unaudited pro forma condensed consolidated statement of operations also reflects the results of operations of Addiction Management Services, Inc. (“AMS”) for the six months ended June 30, 2005. The AMS acquisition closed on June 20, 2005; the operating results for the nine-day period between the date of the acquisition and June 30, 2005 were negligible and, as a result Netsmart has elected to use the full six-month period ended June 30, 2005 for pro forma purposes.

The unaudited pro forma condensed consolidated statement of operations is presented for illustrative purposes only and is not necessarily indicative of Netsmart’s consolidated financial position or results of operations in future periods or the results that actually would have been realized if the merger and acquisitions occurred during the specified periods. We have not presented a pro forma balance sheet since the acquisitions occurred prior to December 31, 2005, and are included in our actual consolidated balance sheet as of December 31, 2005. The pro forma adjustments are based on available financial information and certain estimates and assumptions set forth in the accompanying notes. The unaudited pro forma condensed consolidated statement of operations, including the notes thereto should be read in conjunction with, historical consolidated financial statements and the related notes thereto of Netsmart included in its Form 10-K for the year ended December 31, 2005 which is on file with the SEC, and the audited financial statements for the year ended March 31, 2005 and the reviewed financial statements for the three months ended June 30, 2005 of CMHC included in Netsmart’s Report on Form 8-K dated September 28, 2005, as amended by Form 8-K/A dated December 9, 2005, January 10, 2006 and April 5, 2006.

NETSMART TECHNOLOGIES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2005

	Netsmart	CMHC	AMS	Note	Pro Forma Adjustments	Consolidated
	Twelve months ended	Nine months ended	Six months ended		Twelve months ended	Twelve months ended
Revenues:	Dec 31, 2005	Sept 30, 2005	June 30, 2005		Dec. 31, 2005	Dec. 31, 2005
Software and Related
Systems and Services:
General	$20,326,805	$4,661,552	$625,063			25,613,420
Maintenance Contract Services	13,317,744	13,487,011	742,529			27,547,284
Total Software and Related Systems & Services	33,644,549	18,148,563	1,367,593		-	53,160,704

Application Service Provider Services	2,538,457					2,538,457
Data Center Services	1,795,448					1,795,448

Total Revenues	37,978,454	18,148,563	1,367,593		-	57,494,609

Cost of Revenues:
Software and Related
Systems and Services:
General	11,682,754	1,932,108	119,204	(B1a)	1,123,418	14,614,523
				(B1b)	(242,961)
Maintenance Contract Services	5,421,575	5,104,790	448,178			10,974,543
Total Software and Related Systems & Services	17,104,329	7,036,898	567,383		880,457	25,589,066

Application Service Provider Services	1,611,026					1,611,026
Data Center Services	887,169					887,169

Total Cost of Revenues	19,602,524	7,036,898	567,383		880,457	28,087,261

Gross Profit	18,375,930	11,111,665	800,210		(880,457)	29,407,348

Selling, General and Administrative Expenses	11,272,446	6,977,885	184,654	(B1c)	$286,056	18,721,042

Research, Development and Maintenance	4,547,114	3,007,100				7,554,214

Total	15,819,560	9,984,985	184,654		286,056	26,275,256

Operating Income	2,556,370	1,126,680	615,556		(1,166,513)	3,132,092
Interest and Other Income	311,496	12,519				324,015
Interest and Other Expense	119,090	72,640		(B3)	122,696	314,426

Income before Income Tax Expense	2,748,776	1,066,559	615,556		(1,289,210)	3,141,681
Income Tax Expense	1,159,000	71,972		(B2)	88,534	1,319,506
Net Income	$1,589,776	$994,587	$615,556		$(1,377,744)	$1,822,175

Earnings Per Share ("EPS")of Common Stock:
Basic EPS	$0.28					$0.29

Weighted Average Number of Shares of
Common Stock Outstanding	5,684,191			(B4)	694,301	6,378,492

Diluted EPS	$0.27					$0.27

Weighted Average Number of Shares of
Common Stock and Common Stock
Equivalents Outstanding	5,935,405			(B4)	694,301	6,629,706

See Notes to Pro Forma Condensed Consolidated Financial Statements.

NETSMART TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

Pursuant to the merger agreement dated September 20, 2005, Netsmart Technologies, Inc. (“Netsmart”) acquired 100% of the equity of CMHC Systems, Inc. The purchase price totaled $19,565,956 as follows: 435,735 shares of Netsmart’s common stock (valued at $4,915,091), $12,994,758 in cash plus additional cash consideration currently estimated to be $792,024 as required by the “working capital adjustment” calculated and payable as defined in the merger agreement (subject to adjustment, see Note 2), and acquisition costs of $864,083. The cash consideration was paid utilizing the working capital of Netsmart. The acquisition has been accounted for under the purchase method of accounting in accordance with SFAS No. 141 by which the acquiring company records at its cost the acquired assets less liabilities assumed.

Pursuant to the asset purchase agreement dated June 20, 2005, Netsmart acquired certain assets and liabilities and rights to the intellectual property and customer contracts of AMS. The purchase price was $3,590,778, which consisted of $948,833 of liabilities assumed for pre billed services plus $2,641,945 in cash. The source of the cash consideration was the working capital of Netsmart. The purchase has been accounted for under the purchase method of accounting in accordance with SFAS No. 141.

On October 7, 2005, Netsmart entered into a Loan Agreement consisting of (i) a $2,500,000 Revolving Credit Loan and (ii) a $2,500,000 Term Loan. On October 7, 2005, Netsmart borrowed the full amount of the $2,500,000 Term Loan. On October 14, 2005, Netsmart issued 490,000 shares of common stock and 147,003 common stock purchase warrants in a private placement generating net proceeds of $4,115,128.

2.	PRO FORMA ADJUSTMENTS

CMHC Merger

Netsmart purchased 100% of the equity of CMHC. Netsmart did not purchase 570 Metro Place North Limited Partnership, an entity that is majority-owned by CMHC’s former majority stockholder and owns the land and the building where CMHC conducts most of its operations. The breakdown of the allocation of the assets is subject to adjustment. The total acquisition cost is based upon certain estimates and is also subject to adjustment.

The following are the details of the total acquisition cost:

Cash paid	$12,994,758
Market value of common stock issued	4,915,091
Estimated working capital adjustment *	792,024
Other acquisition costs	864,083
Total acquisition	$19,565,956

The total cost of acquisition was allocated as follows **:

Current assets	$7,098,000
Property and equipment	464,000
Customer lists	5,300,000	(to be amortized over 20 years)
Backlog	502,000	(to be amortized over 1 year)
Capitalized software costs	3,300,000	(to be amortized over 4 years)
Goodwill	18,736,000
Deferred taxes, long-term	1,381,000
Other assets	26,000
Total assets	36,807,000
Current liabilities	(14,032,000)
Long-term obligations	(38,000)
Deferred tax liability, long-term	(3,171,000)
Total liabilities	(17,241,000)
Total acquisition allocation	$19,566,000

 * The working capital adjustment of an estimated $792,024 is based upon the terms of the merger agreement whereby the purchase price will include an amount equal to the amount that the final net working capital of CMHC is greater than a negative $7.5 million. This estimate is based upon the unaudited balance sheet of CMHC as of September 30, 2005 and is subject to adjustment.

** The primary fair value adjustments made to CMHC’s historical cost balance sheet were to increase the value of CMHC’s software to fair value, and to record customer lists, contract backlog and goodwill and the related deferred tax liability as well as to adjust the fair value of deferred revenue. For all other assets and liabilities, historical cost approximated fair value.

•
In order to value CMHC’s software, management considered the historical costs incurred as well as projected costs to recreate the software. However, since there is a specific earnings stream that can be associated exclusively with the existing software, management applied a discounted cash flow model in its estimation of the fair value of the software. CMHC’s software consists of management information systems used by behavioral and public health organizations; the systems include financial, client administration, clinical assessment and administration. The estimated useful life of the software is four years. Such estimate considered the following: (i) the software is an integral part of each customer’s operations and is not easily replaced, (ii) however, the underlying architecture of the software is based on unsupported programming language and character-based screens (not the graphical interfaces used today) and will need to be updated, and (iii) the results of the discounted cash flow analysis.

•
The customer list has been valued using a discounted cash flow model. CMHC provides computer-based management information systems for approximately 400 behavioral and public healthcare organizations. CMHC’s relationships with its customers are long-term in nature, indicating that the customer relationships are an important intangible asset to Netsmart. CMHC has been in business since 1978, and based upon their historical attrition rate, and the 30 year projections used for the cash flow analysis, the useful life of the customer lists is estimated to be 20 years.

•
The contract backlog represents the fair value of various customer contracts and purchase orders that have already been billed to the customers, but for which services have not yet been performed. The value was determined using a discounted cash flow model. The contract backlog is being amortized over 12 months, since the services to be performed with respect to the underlying customer contracts are expected to be completed within one year.

•
The deferred tax liability represents a long term deferred tax liability related to the above fair valuation adjustments for the capitalized software, customer list and contract backlog intangible assets. These intangibles are not deductible expenses for tax purposes. The tax effect has been calculated utilizing Netsmart's blended statutory tax rate of 42%.

•
Goodwill represents the excess of the cost of CMHC over the net of the amounts assigned to tangible and identifiable intangible assets acquired and liabilities assumed. The goodwill is not amortized for book or income tax purposes.

•	Deferred revenue was adjusted for revenue for which there is no performance obligation and to eliminate future gross profit related to sales efforts incurred prior to the acquisition date.

Netsmart only recently purchased CMHC, and accordingly, is still gathering data related to the allocation of the purchase price. As such, the purchase price allocation is subject to change. Changes could include a reallocation of intangible assets which would likely have the effect of increasing or decreasing future amortization expense, since the intangible assets have initially been assigned varied lives ranging from no amortization (for goodwill) to 20 year amortization (for the customer list). Additionally, the lives assigned to the identifiable intangible assets represent management’s best estimates of the time period in which it will continue to receive benefits from these assets. The useful lives may need to be adjusted in the future based upon changes to the expected useful lives of such assets. As a result, future amortization expense could be materially different from the pro forma amortization expense presented herein.

Strategic headcount adjustments related to the CMHC merger decreasing cost of sales, selling and general and administrative expenses have not been reflected in the pro forma adjustments to the statement of operations. These adjustments are the result of planned strategic employee terminations that occurred on and shortly after the closing date of the merger.

Consulting contracts were entered into with several senior executives of CMHC ranging in duration from day-to-day to up to six months. These contracts, in effect, replace the salaries of the executives and, as a result, do not have a significant impact on operations going forward.

As a result of the merger, Netsmart assumed the lease agreement on the premises located at 570 Metro Place North in Dublin, Ohio. The subject building is owned by CMHC’s former majority stockholder who is a current employee of Netsmart. Netsmart has reviewed Fin 46 R and has determined that the consolidation is not required. The lease ends on October 31, 2013 and, based upon research of comparable rental property, Netsmart has determined that the current rent being paid under the terms of the lease represents a fair market price for leases currently being negotiated in that market. In addition, the rental payments that are required for the next twelve months approximate the rental payments that have been made over the past year by CMHC and, as a result, no pro forma adjustment has been made.

Subsequent to the acquisition of CMHC, Netsmart sold to investors, pursuant to a private placement agreement, an aggregate 490,000 shares of common stock and warrants to purchase 122,504 shares of common stock. Netsmart has received $4,493,104 in gross proceeds and paid commissions of $275,000 and $102,976 in professional costs related to the private placement. Netsmart has also issued a warrant to purchase 24,500 shares to the placement agent. The private placement agreement requires Netsmart to file a registration statement within 30 days of the closing of the private placement, and to use its reasonable best efforts to have such registration statement declared effective by the SEC within 90 days of the closing. Generally, the private placement agreement further provides for a penalty to be paid to the investors should Netsmart fail to meet its registration obligations. Such penalty is payable to the investors in cash at the rate of 2.5% of the gross proceeds per month, up to a maximum penalty of 20% of the gross proceeds. Netsmart has accounted for the proceeds of the private placement as equity in accordance with View A of EITF 05-04. Any potential penalties incurred pursuant to the registration rights agreement will be recorded in earnings when and if incurred as per SFAS 5.

Addiction Management Systems, Inc. Asset Purchase

Netsmart did not purchase any of the assets on the AMS balance sheet other than the purchase of certain inventory items utilized to resell to then-existing clients, the value of which has been recorded as $32,048, certain accounts receivable in the amount of $127,698 and a lease security deposit in the amount of $3,334. Netsmart did not assume any of the liabilities reflected on the AMS balance sheet other than for contract performance related to revenue collected from clients in advance of performance of work contracted for in the amount of $948,833.

The following are the details of the total acquisition cost:

Cash paid	$2,641,945
Liabilities assumed	948,833
Other acquisition costs	19,904
Total acquisition	$3,610,682

The total cost of acquisition was allocated as follows:

Customer lists	$1,396,902	(to be amortized over 8 years)
Software purchased	2,050,700	(to be amortized over 8 years)
Accounts Receivable purchased	127,698
Inventory purchased	32,048
Lease security deposit	3,334
Total acquisition allocation	$3,610,682

Pro forma adjustments were made to the unaudited condensed consolidated statements of operations for the year ended December 31, 2005 to reflect amortization of $215,474 for customer lists and software purchased related to the AMS acquisition. This amount represents amortization for the six months ended June 30, 2005

Pro forma adjustments were made to the unaudited condensed consolidated statement of operations for the year ended December 31, 2005 to reflect changes resulting from the merger that are directly attributable, factually supportable and are expected to have continuing impact on the combined operations. The following are the notes explaining such pro forma adjustments:

(B1a)
The adjustment increasing cost of sales is due mainly to the amortization of the of the acquired software related to the CMHC merger and the amortization of the acquired software related to the AMS acquisition. The amounts specific to each acquisition are as follows:

Year ended
December 31, 2005
CMHC	$995,250
AMS	128,168
Total	$1,123,418

(B1b)The	adjustment decreasing cost of sales is the result of eliminating amortization of the acquired software of CMHC that is already reflected in the CMHC historical statements of operations.

(B1c)
The adjustment increasing selling, general and administrative expenses is due mainly to the amortization of the customer list related to the CMHC merger and the amortization of customer list related to the AMS acquisition. The amounts specific to each acquisition are as follows:

Year ended
December 31, 2005
CMHC	$198,750
AMS	87,306
Total	$286,056

(B2)	The adjustment to the income tax provision is to reflect the overall 42% normal tax rate for Netsmart.
(B3)	This adjustment represents interest expense on the Term Loan entered into on October 7, 2005.
(B4)	The pro forma adjustment to the number of common shares outstanding is a direct result of:
1.	The issuance of 435,735 shares related to the CMHC merger.
2.
The shares issued pursuant to the private placement contracts resulting in the issuance of 490,000 shares of common stock and warrants to purchase 122,504 shares of common stock plus an additional warrant to purchase 24,500 shares of common stock issued to the placement agent.

The common shares issued have been reflected in both the basic and diluted earnings per share calculation and the warrants issued to purchase common stock have not been reflected in the diluted earning per share calculation as the result would be anti dilutive.

WHERE YOU CAN FIND MORE INFORMATION

Government Filings. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. As such, we file annual, quarterly and special reports, proxy statements and other documents with the Securities and Exchange Commission. These reports, proxy statements and other documents may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference facilities. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding companies, including our company, that file electronically with the SEC at the address “http://www.sec.gov.”

Stock Market. Our common stock is listed on The Nasdaq SmallCap Market. Material filed by us can also be inspected and copied at the offices of NASDAQ at 1735 K Street, N.W., Washington, D.C. 20006.

Netsmart. We will provide you without charge, upon your request, a copy of any or all reports, proxy statements and other documents filed by us with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to us at our executive offices:

Netsmart Technologies, Inc.
3500 Sunrise Highway
Great River, NY 11739
Attn: James L. Conway
Telephone number: (631) 968-2000
www.csmcorp.com

We are incorporated under the laws of the state of Delaware.

Information Incorporated by Reference. The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that:

•	incorporated documents are considered part of this prospectus,
•	we can disclose important information to you by referring you to those documents, and
•	information that we file after the date of this prospectus with the SEC will automatically update and supersede information contained in this prospectus and the registration statement.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 31, 2006;
•	Our current report on Form 8-K filed with the SEC on September 30, 2005;
•	Our current report on Form 8-K/A filed with the SEC on December 9, 2005;
•	Our current report on Form 8-K/A filed with the SEC on January 10, 2006;
•	Our current report on Form 8-K/A filed with the SEC on April 5, 2006; and
•	The description of our common stock contained in our registration statement on Form 8-A, declared effective on August 13, 1996.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us, any selling securityholder or any other person. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, except as otherwise contemplated by the rules and regulations of the Securities and Exchange Commission, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

187,208 Shares of COMMON STOCK NETSMART TECHNOLOGIES, INC. REOFFER PROSPECTUS April 6, 2006

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 31, 2006;
(b)	The Registrant’s current report on Form 8-K filed with the SEC on September 30, 2005;
(c)	The Registrant’s report on Form 8-K/A filed with the SEC on December 9, 2005;
(d)	The Registrant’s report on Form 8-K/A filed with the SEC on January 10, 2006;
(e)	The Registrant’s report on Form 8-K/A filed with the SEC on April 5, 2006; and
(f)
The description of the Registrant’s common stock contained in its registration statement on Form 8-A, declared effective on August 13, 1996, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Under the provisions of the Certificate of Incorporation and By-Laws of Registrant, each person who is or was a director or officer of Registrant shall be indemnified by Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware.

Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Registrant, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys’ fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

If unsuccessful in defense of a suit brought by or in the right of Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys’ fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of his duty to Registrant, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to be indemnified for such expenses.

The officers and directors of the Registrant are covered by officers’ and directors’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Restated Certificate of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 to registration statement on Form S-1, File No. 333-2550)

4.2	By-Laws (Incorporated by reference to Exhibit 3.2 to registration statement on Form S-1, File No. 333-2550)

4.3	2001 Long-Term Incentive Plan, as amended

5	Opinion and consent of Kramer, Coleman, Wactlar & Lieberman, P.C.

23.1	Consent of Kramer, Coleman, Wactlar & Lieberman, P.C. - included in their opinion filed as Exhibit 5

23.2	Consent of Marcum & Kliegman LLP

23.3	Consent of KPMG LLP

23.4	Consent of SS&G Financial Services, Inc.

24	Powers of Attorney (included on signature page)

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Great River, New York on the 5th day of April, 2006.

NETSMART TECHNOLOGIES, INC.

Date:	By:	/s/ James L. Conway
James L. Conway Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on April 5, 2006 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints James L. Conway with full power of substitution, his true and lawful attorney-in-fact and agent to do any and all acts and things in his name and on his behalf in his capacities indicated below which he may deem necessary or advisable to enable Netsmart Technologies, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement including specifically, but not limited to, power and authority to sign for him in his name in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

s/James L. Conway	Chief Executive Officer and Director
James L. Conway	(Principal Executive Officer)

s/Anthony F. Grisanti	Chief Financial Officer, Treasurer
Anthony F. Grisanti	and Secretary (Principal Financial Officer)

s/Gerald Koop	Director
Gerald O. Koop

s/John F. Phillips	Director
John F. Phillips

s/Yacov Shamash	Director
Yacov Shamash

s/Joseph C. Sicinski	Director
Joseph C. Sicinski

s/Francis J. Calcagno	Director
Francis J. Calcagno

s/John S.T. Gallagher	Director
John S.T. Gallagher

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

NETSMART TECHNOLOGIES, INC.

Form S-8 Registration Statement

E X H I B I T   I N D E X

Exhibit
Number	Exhibit Description

4.1	Restated Certificate of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 to registration statement on Form S-1, File No. 333-2550)

4.2	By-Laws (Incorporated by reference to Exhibit 3.2 to registration statement on Form S-1, File No. 333-2550)

4.3	2001 Long Term Incentive Plan, as amended

5	Opinion and Consent of Counsel

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of Marcum & Kliegman LLP

23.3	Consent of KPMG LLP

23.4	Consent of SS&G Financial Services, Inc.

24	Powers of Attorney (included on signature page)